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                                                                     EXHIBIT 5.1


                      [Letterhead of Dorsey & Whitney LLP]



Rimage Corporation
7725 Washington Avenue South
Minneapolis, Minnesota 55439
(952) 944-8144

     Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel to Rimage Corporation, a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") relating to the sale by the Company from time to time of up to 545,000 shares (the "Shares") of Common Stock, par value $.01 per share, of the Company, which may be issued pursuant to the Rimage Corporation 2001 Employee Stock Purchase Plan (the "Purchase Plan"), the Rimage Corporation 2001 Stock Option Plan for Non-Employee Directors (the "Director Plan"), and the Rimage Corporation 1992 Stock Option Plan (the "Option Plan," together with the Purchase Plan and the Director Plan, the "Plans").

     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

     Based on the foregoing, we are of the opinion that the Shares that will be originally issued to the Plans' participants pursuant to the terms of the Plans when issued and paid for in accordance with the Plans will be duly authorized, validly issued, fully paid and nonassessable.

     Our opinions expressed above are limited to the laws of the State of Minnesota.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Date:  September 7, 2001

                                       Very truly yours,

                                       /s/  Dorsey & Whitney LLP


TOM